UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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CAI INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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CAI INTERNATIONAL, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date

2:00 p.m. Pacific Daylight Time on Friday, June 1, 2018.

Place

The offices of Perkins Coie LLP, located at 3150 Porter Drive, Palo Alto, California 94304.

Items of Business

1.	Election of two Class II directors nominated by the Board of Directors to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
3.	An advisory vote to approve the compensation of our named executive officers.
4.	Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares.
5.	Consider any other business that may properly come before the meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned and postponed.

Record Date

Only stockholders of record at the close of business on April 4, 2018 are entitled to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting. As of that date, there were 20,492,519 shares of common stock outstanding. A list of stockholders of record will be maintained and open for examination by any of our stockholders, for any purpose relating to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

Voting

As stockholders of our company, your vote is important. Whether or not you plan to attend the meeting in person, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Stockholders of record who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire. On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Victor M. Garcia
President and Chief Executive Officer

San Francisco, California
April [•], 2018

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 1, 2018:
This Proxy Statement and the 2017 Annual Report are available at: www.proxyvote.com

CAI INTERNATIONAL, INC.
Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, CA 94105
(415) 788-0100

2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND VOTING AT THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors of CAI International, Inc. (the “Company,” “CAI,” “we,” “us,” and “our”) is providing these proxy materials to you in connection with our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place at 2:00 p.m. local time on Friday, June 1, 2018. The Annual Meeting will be held at the offices of Perkins Coie LLP located at 3150 Porter Drive, Palo Alto, California 94304. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement. This proxy statement will first be made available to stockholders on or about April [•], 2018.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

What information is contained in the proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of our directors and most highly-paid executive officers during fiscal year 2017, and certain other required information.

What items will be voted on at the Annual Meeting?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of two Class II directors nominated by the Board of Directors to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal No. 1);
2.	A proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2);
3.	An advisory vote to approve the compensation of our named executive officers (Proposal No. 3); and
4.	A proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares (Proposal No. 4) (the “Authorized Preferred Stock Proposal”).

We will also consider any other business that may properly come before the Annual Meeting.

What are our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” the Class II director nominees to the Board of Directors (Proposal No. 1);
•	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2);
•	“FOR” the advisory vote to approve the compensation of our named executive officers (Proposal No. 3); and
•	“FOR” the approval of the Authorized Preferred Stock Proposal (Proposal No. 4).

Who is entitled to vote and how many votes do I have?

Each share of our common stock issued and outstanding as of the close of business on April 4, 2018 (the “Record Date”) is entitled to one vote on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank. On the Record Date, there were 20,492,519 shares of our common stock issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. You may authorize your proxy via the Internet by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also authorize your proxy by filling out the proxy card included with the materials or by calling the toll-free number found on the proxy card.

Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee, bank or other nominee how to vote your shares.

How can I attend and vote my shares at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a CAI stockholder as of the close of business on the Record Date, or you hold a valid proxy for the Annual Meeting.

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Vote by Internet. If you are a stockholder of record, you may vote your proxy over the Internet by following the instructions on the Notice or, if you requested printed copies of our proxy materials, by following the instructions on the printed proxy card you received. Most beneficial stockholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees.

Vote by Telephone. If you are a stockholder of record, you may vote your proxy by touch-tone telephone from within the U.S. by following the instructions on the Notice or, if you requested printed copies of the proxy materials, by following the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. If you are a stockholder of record, you may vote your proxy by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the postage-paid envelope that will accompany the printed proxy materials. Beneficial owners (“street name” holders) may vote by completing, signing and dating the voting instruction form provided and mailing it in the postage-paid envelopes accompanying the voting instruction forms.

Can I change or revoke my vote?

You may change or revoke your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change or revoke your vote by (i) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (ii) providing a written notice of revocation of your proxy to our Secretary prior to your shares being voted, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are the beneficial owner of shares held in a brokerage account, or that are held by another person on your behalf, you may change or revoke your vote by submitting new voting instructions to your broker, trustee, bank or other nominee as provided in the voting instruction card, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CAI or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which are forwarded to our management.

How many shares must be present or represented to conduct business at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are votes counted?

In the election of directors (Proposal No. 1), you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal Nos. 2, 3 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions in your proxy card or voting instruction card with regard to a certain item, your shares will be voted as you instruct on such items. If you are a stockholder of record and you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” the Class II director nominees to the Board of Directors, “FOR” the ratifications of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, “FOR” the advisory vote to approve the compensation of our named executive officers, “FOR” the approval of the Authorized Preferred Stock Proposal, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, the election of directors, members of the Board of Directors are elected by a plurality of the votes cast, provided that a majority of the shares of common stock are present or represented and entitled to vote at the Annual Meeting. The candidates who receive the greatest number of votes “FOR” will be elected directors. Cumulative voting is not permitted for the election of directors.

Proposal No. 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, requires the affirmative vote of a majority of the votes cast on the matter, in person or by proxy, at the Annual Meeting.

Proposal No. 3, the advisory vote to approve the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast on the matter, in person or by proxy, at the Annual Meeting.

Proposal No. 4, the Authorized Preferred Stock Proposal, requires the affirmative vote of at least a majority of our issued and outstanding shares of common stock entitled to vote either in person or by proxy at the Annual Meeting.

Abstentions are shares that abstain from voting on a particular matter. Under Delaware law, abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting. Abstentions will have no effect on Proposal No. 1 since approval by a percentage of the shares present or outstanding is not required. Abstentions will have the same effect as a vote “AGAINST” Proposal No. 2, the ratification of the appointment of KPMG LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, Proposal No. 3, the advisory vote to approve the compensation of our named executive officers, and Proposal No. 4, the approval of the Authorized Preferred Stock Proposal.

Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares in its name (also known as “street name”), and does not receive voting instructions from you, the broker is permitted to vote your shares only on “routine” matters. Proposal No. 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, is the only routine matter that a broker is permitted to vote on at the Annual Meeting. For Proposal Nos. 1 and 3, broker non-votes are generally not considered votes cast at the Annual Meeting and therefore will have no direct impact on such proposals. With respect to Proposal No. 4, the Authorized Preferred Stock Proposal, broker non-votes will have the same effect as a vote “AGAINST” the proposal. We urge you to give voting instructions to your broker on all voting items.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason one of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

What should I do if I receive more than one set of voting materials, and how may I obtain a separate set of voting materials?

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, trustee, bank or other nominee, who share an address with another holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact us in writing at CAI International, Inc., Attn: Investor Relations, 1 Market Plaza, Steuart Tower, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430, or by telephone at (415) 788-0100.

Who will bear the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to soliciting proxies by mail, over the Internet and by telephone, our directors, officers and employees may solicit proxies on behalf of the Company without additional compensation. We have engaged Georgeson LLC to act as our proxy solicitor and have agreed to pay it approximately $11,000 plus reasonable expenses for such services. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the 2019 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, the written proposal must have been received by our Secretary at our principal executive offices no later than December [•], 2018. If the date of the 2019 Annual Meeting of Stockholders is moved more than 30 days before or after June 1, 2019, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals must also comply with our bylaws provisions regarding business to be brought before a stockholder meeting and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to CAI International, Inc., Attn: Secretary, 1 Market Plaza, Steuart Tower, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

For a stockholder proposal that is not intended to be included in our proxy statement as described above, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals. Stockholders must provide the information required by our bylaws and give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary at the address above:

•	not earlier than the close of business on February 1, 2019; and
•	not later than the close of business on March 3, 2019.

However, in the event that the 2019 Annual Meeting of Stockholders is convened more than 30 days before or more than 60 days after June 1, 2019, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to 2019 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made.

Nomination of Director Candidates: You may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board of Directors membership and should be directed to the Chair of our Nominating and Corporate Governance Committee by fax or mail addressed to CAI International, Inc., Attn: Chair of the Nominating and Corporate Governance Committee, 1 Market Plaza, Steuart Tower, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting. To nominate a director, the stockholder must deliver to our Secretary timely notice in accordance with our bylaws, which require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals.” Pursuant to our bylaws, the notice must include, among other things, the information that would be required in a proxy statement or other filings required to be made in connection with soliciting proxies for the election of that nominee in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, disclosure of specified compensatory and other material relationships between the stockholder proponent and its affiliates, on the one hand, and the director nominees and their affiliates, on the other hand, disclosure of all ownership interests in the Company held by the stockholder proponent, including, among other things, all ownership interests, hedges, economic incentives and rights to vote any shares of any security of the Company, in light of increased use by investors of derivative instruments that are not reflected in an investor’s beneficial ownership of the Company’s securities, and a completed director questionnaire provided by each nominee for election or reelection to the Board of Directors. The notice should be addressed to our Secretary as follows: CAI International, Inc., Attn: Secretary, 1 Market Plaza, Steuart Tower, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

Copy of Bylaw Provisions: If you wish to make a proposal or nominate a director, you are advised to review our bylaws regarding the requirements that must be satisfied in order for a stockholder proposal or director nomination to be considered at an Annual Meeting. You may contact our Secretary as indicated above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I communicate with CAI’s Board of Directors or the independent directors on CAI’s Board of Directors?

Any stockholder or other interested party may contact the Board or Directors, including the Presiding Non-Management Director, any non-employee director or the non-employee directors as a group, or any individual director or directors, by writing, directing the communication by mail or fax addressed to CAI International, Inc., Attn: Chairman of the Board of Directors, 1 Market Plaza, Steuart Tower, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430. All communications are relayed to the board member(s) they are directed to.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors, divided into three classes as follows:

•	Class I Directors: Gary M. Sawka and Victor M. Garcia, whose current terms will expire at the 2020 Annual Meeting of Stockholders;
•	Class II Directors: Kathryn G. Jackson, Marvin Dennis and Andrew S. Ogawa, whose current terms will expire at this Annual Meeting; and
•	Class III Directors: Masaaki (John) Nishibori, David G. Remington and John H. Williford, whose current terms will expire at the 2019 Annual Meeting of Stockholders.

During 2018, the Board of Directors added three new directors in order to replace the seats vacated by the unfortunate passing of William Liebeck and our founder, Hiromitsu Ogawa, and to account for the announced retirement of Marvin Dennis. On February 12, 2018, the Board of Directors appointed Ms. Jackson to serve as a Class II director, and she was also appointed to serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. On April 5, 2018, pursuant to our Amended and Restated Bylaws, the Board of Directors increased the size of the board to eight members, and Mr. Ogawa was appointed as a Class II director and Mr. Williford was appointed as a Class III director. At that time, Mr. Ogawa was also appointed to the Nominating and Corporate Governance Committee, while Mr. Williford was appointed to serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

As noted above, after dutifully serving as a member of the Board of Directors since our initial public offering in 2007, on April 2, 2018, Mr. Dennis announced his retirement from the Board of Directors, effective as of the Annual Meeting. As a result, Mr. Dennis will not stand for re-election at the Annual Meeting.

Kathryn G. Jackson and Andrew Ogawa have been nominated for election as Class II directors at the Annual Meeting, to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until the death, resignation or removal of such director.

If elected at the Annual Meeting, Ms. Jackson and Mr. Ogawa will serve until the 2021 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified, or until the death, resignation or removal of such director. Proxies will be voted in favor of Ms. Jackson and Mr. Ogawa unless the stockholder indicates otherwise on the proxy. Ms. Jackson and Mr. Ogawa have each consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. The Board of Directors expects that each of the nominees will be able to serve, but if either nominee becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the Board of Directors unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of CAI. There are no family relationships among our executive officers and directors.

Below sets forth information concerning each member of our Board of Directors.

Class II Director Nominees	Age	Director Since
Kathryn G. Jackson	62	2018

Kathryn G. Jackson has served as a director since February 2018 and is a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Prior to her appointment to the Board, Ms. Jackson was Chief Executive Officer of the Second Harvest Food Bank of Santa Clara and San Mateo Counties from 2009 until mid-2017. From 2003 to 2004, Ms. Jackson held the role of Managing Director for Bank of America Leasing & Capital, LLC, which provides leasing and equipment financial solutions to small businesses, mid-market companies, and large corporations . From 1995 to 2002, she held leadership roles as a Senior Vice President (1995 to 1998) and Executive Vice President (1998 to 2002), managing four

Class II Director Nominees	Age	Director Since

of the six business lines for GATX Capital Corporation, a subsidiary of GATX Corporation, a global leader in railcar leasing. Ms. Jackson was a Managing Director from 1987 to 1994 of D’Accord Incorporated, a rail and aircraft advisory firm, and served as D’Accord’s interim President from 1991 to 1992. She is a Phi Beta Kappa graduate of Stanford University and holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Ms. Jackson brings to the CAI Board of Directors nearly ten years of CEO experience, as well as more than two decades of relevant financial services experience including significant roles as a senior executive with a variety of equipment leasing and finance companies.

Andrew S. Ogawa	45	2018

Mr. Ogawa has served as a director since April 2018 and is a member of the Nominating and Corporate Governance Committee. Mr. Ogawa co-founded and is a Managing Partner in Quest Venture Partners, an investment management company focused on early stage investments in the technology industry. Prior to founding Quest Venture Partners in 2008, Mr. Ogawa was a Manager for Daimler AG, an international automotive company, involved in various capacities related to corporate strategy and procurement from 1999 to 2009. He holds dual B.A.s in Economics and East Asian Studies from the University of California at Santa Barbara, as well as an M.B.A. in International Management from Thunderbird, American Graduate School of International Management. He currently serves as a member of the Board of Directors for Tripping Inc. and GameOn Inc.

Mr. Ogawa’s expertise in evaluating investment opportunities, international business development, transportation and procurement operations, along with being our largest shareholder, will provide valuable insights and value to the Board of Directors.

Class II Director (Retiring and Not Standing for Re-Election)	Age	Director Since
Marvin Dennis	80	2007

Marvin Dennis has served as a director since 2007 and is a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Dennis also currently serves as the President of Dennis & Company, a financial consulting company he founded in 1996. From 1974 to 1996, Mr. Dennis served as Chief Financial Officer of Trans Ocean Ltd., a maritime container lessor company he co-founded. Mr. Dennis holds a B.S. from the University of Illinois, a J.D. from DePaul University and a M.B.A. from Harvard University.

Mr. Dennis brings extensive and deep industry knowledge to the Board of Directors, and his experience as financial consultant and Chief Financial Officer of Trans Ocean Ltd., and in particular, his experience in the equipment leasing industry, is invaluable with respect to financial and accounting issues and strategic issues facing our company.

Continuing Class I Directors	Age	Director Since
Gary M. Sawka	71	2011

Gary M. Sawka has served as a director since 2011 and serves as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, and is a member of the Audit Committee. From September 2010 to June 2011, Mr. Sawka served as our Interim Chief Financial Officer and Interim Senior Vice President, Finance. Since May 2014, Mr. Sawka has served on the Board of Directors of Digital Solid State Propulsion, Inc., a venture-backed manufacturer of smart energetic materials for the space, defense, and pyrotechnics industries. Prior to September 2010, he served as a member of our Board of Directors beginning in May 2007. From September 2008 to October 2010, he served as Senior Vice President, Finance and Chief Financial Officer of Questcor Pharmaceuticals, Inc., a specialty pharmaceuticals company. From October 2010 to December 2010, he was employed with Questcor Pharmaceuticals, Inc. on a part time basis as Special Projects, Finance. From February 2007 to April 2008, he served as Chief Financial Officer for Tripath Technology, Inc., a former NASDAQ-listed semiconductor company, during its Chapter 11 reorganization and its reverse merger. From August 2006 to February 2007, he served as a consulting Chief Financial Officer to Tripath Technology, Inc. From 2002 to 2006, Mr. Sawka worked as a financial consultant for several NASDAQ-listed companies. From 2000 to 2001, he served as Executive Vice President and Chief Financial Officer of ePlanning Securities, a national, representative-owned, independent FINRA Broker/Dealer. During the period from 1984 to 2002, Mr. Sawka served as Vice President and Chief Financial Officer of Tvia, Inc., a semiconductor company, PrimeSource Corporation, an international container leasing company specializing in high service leases, and Itel Containers International Corporation, at the time, the world’s largest international container leasing company. Mr. Sawka has an M.B.A. from Harvard University Graduate School of Business Administration and a B.S. in Accounting from the University of Southern California.

Mr. Sawka brings extensive management and consulting experience with public companies, along with his substantial experience with our operations, which we believe brings valuable financial, operational, governance and strategic expertise to the Board of Directors.

Victor M. Garcia	50	2011

Victor M. Garcia has served as our President and Chief Executive Officer and member of the Board of Directors since June 2011. From September 2010 to June 2011, he also served as our Senior Vice President and Chief Operating Officer. In addition, Mr. Garcia previously served as our Senior Vice President and Chief Financial Officer from November 2006 through September 2010. From July 1990 to October 2006, he was employed by Banc of America Securities, the investment banking subsidiary of Bank of America, where he was a Managing Director and senior banker in the Transportation Group within the Global Corporate and Investment Bank group. Mr. Garcia holds a B.S. from Babson College.

Mr. Garcia has been selected as a director because as our President and Chief Executive Officer he brings to the Board of Directors a unique insight on the management of the Company, and with his financial expertise gained in the banking industry along with his experience as our former Chief Financial Officer and Chief Operating Officer, he brings knowledge of the financial and operational facets of the Company.

Continuing Class III Directors	Age	Director Since
Masaaki (John) Nishibori	73	1993

Masaaki (John) Nishibori has served as a director since 1993. He previously served as our President and Chief Executive Officer from November 2006 to May 2011. In addition, Mr. Nishibori was our Senior Vice President and Chief Financial Officer from 1993 to November 2006. Mr. Nishibori is a retired senior executive in the financial services industry. From 1973 to 1993, Mr. Nishibori was a commercial banker for The First National Bank of Boston. From 1970 to 1973, Mr. Nishibori was a management consultant at Arthur D. Little, Inc., an international management consulting firm in Cambridge, Massachusetts. Mr. Nishibori is a graduate of Hitotsubashi University and holds an M.B.A. from Columbia University.

In addition to his institutional knowledge from his long tenure of service to the Company and his position as a former executive leader of our Company, Mr. Nishibori’s significant financial expertise, including extensive experience with capital markets and commercial financing transactions, and his historical knowledge of our operations is invaluable to the Board of Directors.

David G. Remington	76	2010

David G. Remington has served as a director since 2010 and has served as Chairman of the Board since January 2018. Mr. Remington is the Chairman of the Audit Committee and is also a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He is a retired senior financial executive with 40 years of experience in corporate finance, investment and commercial banking, equipment leasing, and asset-based financing. He retired as Senior Vice President of Itron, Inc., a technology and services company dedicated to the resourceful use of energy and water in December 2004, and was its Chief Financial Officer from February 1996. After retiring, he was Acting Chief Financial Officer of Next IT, Inc., a private software company, from September 2014 to September 2016, during which time he was a board member of that firm. Prior to his service with Itron, Inc., Mr. Remington served as a Managing Director, Investment Banking, for Dean Witter Reynolds, Inc., a stock brokerage and securities firm, and as President of Steiner Financial Corporation, an equipment leasing company. Previously he held positions in commercial banking and financial services. He holds a B.S. in electrical engineering from the University of California at Berkeley and a M.B.A. from Harvard Business School.

Mr. Remington’s extensive financial experience with nearly 40 years of work in corporate finance, investment and commercial banking, is invaluable to the Board of Directors with respect to financial and accounting issues.

Continuing Class III Directors	Age	Director Since
John H. Williford	62	2018

John H. Williford has served as a director since April 2018 and is a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Prior to his appointment to the Board of Directors, Mr. Williford served as the President, Global Supply Chain Solutions of Ryder System, Inc., an industry leader in truck rental, fleet management and supply chain solutions, from June 2006 through April 2015. He is also the founder of Golden Gate Logistics, LLC, a company involved in the acquisition and consolidation of logistics services providers in North America and Asia, and served as its President and CEO from 2006 to 2008. Prior to forming Golden Gate Logistics, Mr. Williford founded Menlo Logistics, a logistics services provider, where he served as President and CEO from 1992 through 2001. Mr. Williford also served as President and CEO of Menlo Worldwide from 2001 to 2005, a group which included Menlo Logistics and Menlo Forwarding (formerly Emory Worldwide), a global air and ocean freight forwarder. Mr. Williford earned a bachelor’s degree from Hamilton College and an M.B.A. from the University of California at Berkeley. He has previously served on the Board of Advisors for the Haas Business School at UC Berkeley, the Board of Directors for the National Association of Manufacturers, and on the Transportation Advisory Board for the National Defense Transportation Association.

Mr. Williford brings extensive management and consulting experience in the logistics industry, which we believe brings valuable financial, operational, governance and strategic expertise to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF THE CLASS II DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to sound corporate governance principles. Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. The Board of Directors has formalized several policies, procedures and standards of corporate governance, including our CAI International, Inc. Corporate Governance Guidelines (the “Corporate Governance Guidelines”), some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Corporate Governance Guidelines

The Board of Directors has in place the Corporate Governance Guidelines, which are designed to assure the continued vitality of the Board of Directors and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board of Directors with respect to board composition and member selection, board meetings and involvement of management, board committees and director orientation and education. The Board of Directors periodically reviews our Corporate Governance Guidelines and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of our Corporate Governance Guidelines is available in the “Documents & Charters” portion of the Investors section of our website at www.capps.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, employees, contractors, consultants, service providers and employees, including our principal executive officer, principal financial officer, principal legal officer, principal accounting officer and controller. A copy of our Code of Business Conduct and Ethics is available in the “Documents & Charters” portion of the Investors section of our website at www.capps.com. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics that are required to be disclosed by posting such information on our website. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics will be provided to any stockholder who requests it from us in writing at CAI International, Inc., Attn: Investor Relations, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, or by telephone at (415) 788-0100.

Board Independence

The Board of Directors has reviewed the relationships between CAI and each of its directors. The Board of Directors has determined that none of our current directors, except Victor M. Garcia, our current President and Chief Executive Officer, has a material relationship with us (either directly, through a family member or as a partner, officer or stockholder of any organization that has a relationship with us), and each director, other than Mr. Garcia, is independent within the meaning of our director independence standards, which reflect exactly the NYSE director independence standards. These independence standards are available in the “Documents & Charters” portion of the Investors section of our website at www.capps.com and a copy of such standards will be provided to any stockholder upon request to us in writing at CAI International, Inc., Attn: Investor Relations, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, or by telephone at (415) 788-0100. The Board of Directors determined that each director, except for Mr. Garcia, is independent within the meaning of our director independence standards and NYSE listing requirements.

The Board of Directors has also appointed a Presiding Non-Management Director from among the independent directors. The Presiding Non-Management Director serves as a focal point and facilitator to assist the independent directors in fulfilling their responsibilities, and the Presiding Non-Management Director presides at all executive sessions of non-management directors. Mr. Marvin Dennis is currently appointed as our Presiding Non-Management Director. Additional information regarding the responsibilities of the Presiding Non-Management Director is available under the “Documents & Charters” portion of the Investors section of our website at www.capps.com.

Board Leadership Structure

We do not have a policy regarding separation of the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes it is in our best interests to make that determination based on current circumstances. Mr. Remington currently serves as the Chairman of the Board and Mr. Garcia serves as both our

Chief Executive Officer and as a director. We believe that having a separate Chairman and Chief Executive Officer is appropriate and in our best interests at this time given the current characteristics of our management. Mr. Remington has been a director since 2010 and is intimately familiar with our business and industry, and highly capable of effectively identifying strategic priorities, overseeing risk management, leading Board of Directors discussions and defining various key strategic objectives. Mr. Garcia, as our President and Chief Executive Officer, is the individual selected by the Board of Directors to manage us on a day-to-day basis, and his direct involvement in our operations allows him to provide valuable insights with respect to strategic planning and the operational requirements to meet our short- and long-term objectives. Our independent directors bring experience, oversight and expertise from outside the Company and industry.

Management Succession Planning

Our Board of Directors regularly reviews the Company’s executive management succession plan to help ensure business continuity in the event a key executive departs from the Company. This evaluation includes a thorough discussion on the Company’s senior leadership structure and focuses on key positions held by our executives, as well as the skills and competencies possessed by potential CEO successors. The Board of Directors regularly discuss the talent pipeline, and individuals identified as potential future leaders are given exposure to the Board of Directors through formal presentations and informal meetings or events. The Board of Directors reviews management strengths and development plans to prepare management for more senior leadership roles. The Board of Directors is regularly updated on key talent indicators for the overall workforce, and diversity, recruiting and development programs.

Board Meetings and Executive Sessions

During fiscal 2017, the Board of Directors held 14 meetings. Each director attended at least 75% of all Board of Directors and applicable committee meetings on which such director served during his tenure as a director in 2017. Non-management directors met in executive session on a regular basis in 2017, generally at each regularly scheduled Board of Directors meeting. The Board of Directors expects to continue to conduct an executive session limited to non-employee directors at least annually and our non-employee directors may schedule additional executive sessions in their discretion.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominating and Corporate Governance, each of which must be composed exclusively of independent directors. The membership and the function of each of the committees are described below, and each of the committees operates under a written charter adopted by the Board of Directors, each of which are available in the “Documents & Charters” portion of the Investors section of our website at www.capps.com. A copy of each charter will be provided to any stockholder who requests it from us it from us in writing at CAI International, Inc., Attn: Investor Relations, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, or by telephone at (415) 788-0100. Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

The following table is a summary of our committee structure and members on each of our committees:

Audit Committee. The functions of the Audit Committee include oversight of the integrity of our financial statements, performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, the evaluation of enterprise risk issues, the review of related person transactions, the annual independent audit of our financial statements, and the evaluation of the performance, qualifications and independence of our independent auditors. Our Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of issuing an audit report or related work, as well as pre-approving all audit and non-audit services. All of the directors currently serving on our Audit Committee, Ms. Jackson, Mr. Dennis, Mr. Williford, Mr. Remington, Mr. Nishibori and Mr. Sawka, qualify as “independent,” as such term is defined in Section 10A(m) under the Exchange Act, as amended, Rule 10A-3 promulgated thereunder, and under NYSE listing requirements applicable to audit committees. Ms. Jackson, Mr. Dennis, Mr. Remington, Mr. Nishibori and Mr. Sawka each have accounting or related financial management expertise as required by the NYSE’s listing requirements and qualify as “audit committee financial experts,” as defined in Item 407 of Regulation S-K, as promulgated by the SEC. During 2017, the Audit Committee held 10 meetings. The report of the Audit Committee is included on page 33 of this proxy statement.

Compensation Committee. The Compensation Committee has overall responsibility for evaluating and recommending to the Board of Directors for approval, our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee also determines and recommends for approval, the compensation, benefits, severance, equity-based or other compensation plans, policies and programs for such other senior employees as the Compensation Committee may determine. The Compensation Committee is also responsible for producing a report for inclusion in our proxy statement. In addition, the Compensation Committee assists the Board of Directors in discharging its responsibility for the design and establishment of the Company’s compensation and benefits programs generally. All of the directors currently serving on our Compensation Committee, Ms. Jackson, Mr. Dennis, Mr. Remington, Mr. Sawka and Mr. Williford, qualify as “independent,” as such term is defined under NYSE listing requirements applicable to compensation committees. During 2017, the Compensation Committee held 10 meetings.

The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. Additionally, the Compensation Committee has the sole authority and responsibility to engage and terminate any outside consultant to assist in evaluating and determining appropriate compensation levels for the Chief Executive Officer or other members of management and to approve the terms of any such engagement and the fees of any such consultant. Prior to 2017, the Compensation Committee directly engaged a compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to review our executive compensation policies and to assist the Compensation Committee in setting compensation for our executives with the target of aligning total compensation with the Company’s business strategies and goals so as to deliver maximum return on compensation investment. The Compensation Committee again engaged Pearl Meyer in 2017 to assist the Compensation Committee with analysis and review of our director compensation program, and also for executive compensation matters in 2018. The Compensation Committee reviewed its and our Company’s relationships with Pearl Meyer and has determined that Pearl Meyer is an independent advisor and there has been no conflict of interest resulting from retaining Pearl Meyer.

In considering director compensation and perquisites, the Compensation Committee requests that management report to the Compensation Committee periodically on the status of the Board of Director’s compensation and perquisites in relation to other similarly situated companies.

Mr. Remington, our Chairman, and Mr. Garcia, our President and Chief Executive Officer, participate in all discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding Mr. Garcia’s salary and incentive compensation. While the Compensation Committee looks to Messrs. Remington and Garcia to make recommendations with respect to specific compensation decisions for the executive officers other than Mr. Garcia, all decisions regarding the compensation of our executive officers are made solely by the Board of Directors upon recommendation of the Compensation Committee. The report of the Compensation Committee is included beginning on page 20 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists our Board of Directors in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends to our Board of Directors the director nominees for the next annual meeting of stockholders. In addition, the Nominating and Corporate Governance Committee establishes procedures for, and evaluates any, director nominations made by stockholders. It also reviews the structure and composition of our Board of Directors committees and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board of Directors and its committees. The Nominating and Corporate Governance Committee recommends to our Board of Directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to CAI and reviews such guidelines and standards and the provisions of the Nominating and Corporate Governance Committee Charter to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of the NYSE. The Nominating and Corporate Governance Committee monitors our Board of Directors and our compliance with any commitments made to our regulators or otherwise regarding changes in corporate governance practices, and oversees the annual review of our Board of Directors’ and management’s performance. The Nominating and Corporate Governance Committee also periodically reviews succession planning for our Chairman of the Board and our Chief Executive Officer.

All of the directors currently serving on our Nominating and Corporate Governance Committee, Ms. Jackson, Mr. Dennis, Mr. Nishibori, Mr. Ogawa, Mr. Remington, Mr. Sawka and Mr. Williford, qualify as “independent,” as such term is defined under applicable NYSE listing requirements. During 2017, the Nominating and Corporate Governance Committee held five meetings.

Consideration of Nominees. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, stockholders or other persons.

In evaluating candidates, including candidates nominated by stockholders, the Nominating and Corporate Governance Committee seeks to achieve a balance of strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board of Directors (including its size and structure) and diversity on the Board of Directors. We do not have a separate policy regarding the consideration of diversity in identifying and evaluating director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board of Directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. Directors are expected to attend all or substantially all Board of Directors meetings and meetings of the Board committees on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board of Directors.

Stockholder Nominees. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for membership on the Board of Directors in the same manner as other director nominees. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board of Directors membership and should be addressed to CAI International, Inc., Attn: Chair of the Nominating and Corporate Governance Committee, 1 Market Plaza, Steuart Tower, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

For a description of the process for nominating directors in accordance with our bylaws, see “General Information about the Proxy Materials and Voting at the Annual Meeting—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” on page 1 of this proxy statement.

Board Oversight of Risk Management

One of the Board of Directors’ primary responsibilities under our Corporate Governance Guidelines is reviewing our strategic plans and objectives, including our principal risk exposures. The Board of Directors believes that overseeing how the executive team manages the various risks confronting the company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board of Directors has designated the Audit Committee as also responsible for evaluating and discussing the Company’s major risk exposures with management (including any cybersecurity risks), the head of internal audit (or the internal audit service providers), and the independent auditors. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating and Corporate Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Board of Directors also addresses at least annually, the Company’s principal current and future risk exposures. The Board of Directors receives regular reports from its committees and members of senior management on areas of material risk to CAI, including operational, financial, legal and regulatory, and strategic and reputation risks.

With respect to risks related to compensation matters, the Compensation Committee considers, in establishing, reviewing and recommending our compensation plans and programs, whether a plan or program encourages unnecessary or excessive risk taking and it has concluded that our current compensation plans and programs do not encourage such risk taking. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

Attendance of Directors at the 2017 Annual Meeting of Stockholders

While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. All of our directors at the time of the meeting attended the 2017 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during the fiscal year ended December 31, 2017 (i) an officer or employee of CAI or (ii) had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of CAI served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of CAI or as a director of CAI.

2017 Director Compensation

Historically, each nonemployee director, other than Mr. Hiromitsu Ogawa, received an annual cash retainer of $25,000, payable quarterly in advance. In addition, the chair of the Audit Committee received an additional annual cash retainer of $12,000 and other committee chairs receive an additional annual cash retainer of $8,000.

In addition, directors, other than Hiromitsu Ogawa, received a fee of $2,000 for each meeting of the Board of Directors attended, members of the Audit Committee received a fee of $1,500 for each meeting of the Audit Committee attended, and members of other committees receive a fee of $1,000 for each other committee meeting attended. In addition to cash retainers, each nonemployee director, other than Mr. Ogawa, had historically been granted an option to purchase 10,000 shares at each annual meeting of our stockholders, which vest on the first anniversary of the date of grant.

After consultation with Pearl Meyer, the Compensation Committee’s independent compensation consultant, including an analysis of peer and market practices, the Board of Directors amended our director compensation program in order to bring our non-employee director compensation in line with non-employee director compensation within our peer group. See “Executive Compensation—How We Set Compensation” below for information regarding our peer group.

Effective June 1, 2017, our amended director compensation program consists of the following:

Annual Board Service	Cash Retainer(1)	$60,000
	Restricted Stock Award(2)	$150,000
Committee Chair Cash Retainer(1)	Audit Committee	$20,000
	Compensation Committee	$15,000
	Nominating and Corporate Governance Committee	$15,000
Committee Member Cash Retainer(1)	Audit Committee	$8,000
	Compensation Committee	$8,000
	Nominating & Corporate Governance Committee	$8,000
(1)	All cash retainers are paid in arrears in quarterly installments.
(2)	The restricted stock awards vest one year from the grant date, subject to such non-employee director’s continued service as of the vesting date.

For 2017, as a transition to the amended non-employee director compensation program, the Board of Directors were granted equity awards consisting of stock options and restricted stock with an aggregate value of approximately $125,000.

Directors who are employees of our company do not receive compensation for their service as directors. During 2017, Mr. Garcia did not receive any compensation for his service on the Board of Directors. In addition, certain of our directors (Mr. Hiromitsu Ogawa and Mr. Nishibori) received additional directors compensation pursuant to separate agreements as outlined below.

The following table presents information regarding the compensation paid during 2017 to non-employee directors who served on the Board during 2017.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Marvin Dennis	90,500	110,796	14,190	—	215,486
William Liebeck(3)	15,000	—	—	—	15,000
Masaaki (John) Nishibori	74,500	110,796	14,190	1,154	200,640
Hiromitsu Ogawa(4)	130,319	—	—	589	130,908
David G. Remington	96,500	110,796	14,190	—	221,486
Gary M. Sawka	99,500	110,796	14,190	—	224,486
(1)	These amounts reflect the aggregate grant date fair value for restricted stock awards and stock options computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For information on the method and assumptions used to calculate the compensation costs, see Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. As of December 31, 2017, the aggregate number of shares underlying outstanding restricted stock and option awards for each nonemployee director was: Mr. Dennis—98,041 shares; Mr. Liebeck—no shares; Mr. Nishibori—40,541 shares; Mr. Ogawa—no shares; Mr. Remington—48,941 shares; and Mr. Sawka—90,541 shares.
(2)	Other compensation for 2017 consists of vision and dental insurance premiums paid by the Company for the benefit of the directors as outlined below.

(3)	Mr. Liebeck passed away on May 3, 2017.
(4)	Mr. Ogawa passed away on December 20, 2017.

Other Director Compensation Arrangements

Hiromitsu Ogawa. Mr. Ogawa served as Chief Executive Officer until November 1, 2006 when he became our Executive Chairman. On June 5, 2009, Mr. Ogawa retired as our Executive Chairman and remained our Chairman of the Board of Directors. In connection with his retirement as our Executive Chairman, Mr. Ogawa signed a compensation agreement with the Company under which Mr. Ogawa is entitled to an annual retainer fee originally set at $100,000, payable each calendar quarter in increments of $25,000. The annual retainer fee is increased by at least 4% on July 1 of each subsequent year that the agreement is in effect. Mr. Ogawa’s annual retainer fee was increased to $136,857 on July 1, 2017. The compensation under this agreement is in lieu of the retainer and meeting fees that are payable to other members of the Board of Directors who are not also our employees. In addition to the annual retainer fee, Mr. Ogawa continues to receive certain fringe benefits that he received prior to his retirement as an executive officer of the Company. The agreement was effective for as long as Mr. Ogawa served as Chairman of the Board of Directors or for a period of three years from the date of the agreement. Mr. Ogawa passed away on December 20, 2017.

Masaaki (John) Nishibori. Mr. Nishibori retired as our President and Chief Executive Officer effective June 3, 2011, and in connection with his retirement, we entered into a Continuing Services Agreement with Mr. Nishibori. Pursuant to the Continuing Services Agreement, among other things, (i) as long as Mr. Nishibori continues as a member of the Board of Directors, he and his spouse are eligible to participate in our health insurance plans to the extent permitted under such plans, and (ii) Mr. Nishibori is eligible to receive annual equity grants that may be awarded to other outside members of the Board of Directors. Mr. Nishibori also receives the standard cash compensation for directors as outlined above.

Other Director Compensation. All directors are reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service. In addition, we indemnify our directors for liability they may incur for serving in that capacity to the maximum extent permitted under the laws of the State of Delaware. We also advance expenses to our directors in connection with this indemnification.

MANAGEMENT

The following table sets forth certain information regarding our current executive officers who are responsible for overseeing the management of our business, and three key employees as of April 6, 2018. For biographical information about Victor M. Garcia, who is also a member of our Board of Directors, see page 9 above.

Name	Age	Position
Executive Officers:
Victor M. Garcia	50	President, Chief Executive Officer and Director
Timothy B. Page	65	Chief Financial Officer
Daniel J. Hallahan	62	Senior Vice President, Global Marketing
Camille G. Cutino	59	Vice President, Operations and Human Resources
Key Employees:
Matthew Easton	45	Vice President, Information Technology
Steven J. Garcia	54	Vice President, Legal Affairs
David B. Morris	51	Vice President, Finance and Corporate Controller

Executive Officers

Timothy B. Page has served as our Chief Financial Officer since May 2011. From 2008 to 2011, Mr. Page was Chief Financial Officer of Port Logistics Group, Inc., a logistics services company. From 2004 until 2008, Mr. Page was the Chief Financial Officer of Quality Distribution, Inc., a NASDAQ-listed bulk chemical transportation company, with over 100 locations in the U.S., Mexico and Canada. From 2001 to 2004, Mr. Page was the Chief Financial Officer of Perry Ellis International, Inc., a NASDAQ-listed global apparel company. Mr. Page holds a B.S. in Psychology from the University of Wisconsin-Milwaukee and an M.B.A. from the University of Wisconsin-Milwaukee.

Daniel J. Hallahan has served as our Senior Vice President, Global Marketing since February 2010. Mr. Hallahan previously served as our Vice President, Marketing in Europe from July 1992 to February 2010. Prior to joining CAI, Mr. Hallahan served as Director of Marketing of Amphibious Container Leasing and Itel Containers International Corporation.

Camille G. Cutino has served as our Vice President, Operations and Human Resources since October 2011. She previously served as our Vice President, Operations from January 2000 through September 2011, and as our Director of Operations from July 1992 through December 1999. She consulted with our Company from May 1991 through June 1992. Prior to joining CAI, she was the director of operations at Itel Containers International, Inc., a lessor of cargo containers for use exclusively in international shipping, where she served from 1980 through 1991. She holds a B.S. from San Francisco State University.

Key Employees

Matthew Easton has served as our Vice President of Information Technology since August 2010. From 2000 through 2010, Mr. Easton served as our Information Technology Manager. Prior to joining CAI, Mr. Easton was an Analysis Manager for California major accounts at AT&T Inc. (formerly, SBA Communications Inc.), a telephone communications company. Mr. Easton holds a B.A. from the University of California at Berkeley.

Steven J. Garcia joined our company in January 2013 as our Vice President, Legal Affairs. Prior to joining us, Mr. Garcia served as Senior Regional Counsel for International Business Machines Corporation (“IBM”) from January 2000 to January 2013, where he managed the overall legal support of IBM’s sales and distribution operations for half of the United States. Previously, from 1991 to 1998, Mr. Garcia served as corporate counsel for Chevron Corporation, a petroleum and chemicals company. In addition, Mr. Garcia’s previous experience includes service as a litigator in private legal practice for a major U.S. law firm. Mr. Garcia holds a B.A. in Political Science from the University of California at Berkeley and he earned his law degree from the University of California at Berkeley’s Boalt Hall School of Law.

David B. Morris has served as our Vice President, Finance and Corporate Controller since May 2011. From 2008 to 2011, Mr. Morris served as Senior Director, Finance, and prior to that as Director, SEC Reporting, of Celera Corporation, a NASDAQ-listed healthcare company. Previously, Mr. Morris was a Senior Audit Manager at KPMG LLP with a focus on public companies. Mr. Morris received a Bachelor of Engineering from the University of Bristol, U.K. in 1988. Mr. Morris is a U.K. Chartered Accountant and a California-licensed Certified Public Accountant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402 of Regulation S-K, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2017 and this proxy statement relating to our 2018 Annual Meeting of Stockholders.

Compensation Committee Report Submitted By:

Gary M. Sawka, Chair
Kathryn G. Jackson
Marvin Dennis
David G. Remington

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2016 compensation of our named executive officers. For 2017, our named executive officers were as follows:

Victor M. Garcia	President and Chief Executive Officer
Timothy B. Page	Chief Financial Officer
Daniel J. Hallahan	Senior Vice President, Global Marketing
Camille G. Cutino	Vice President, Operations and Human Resources

Objectives of Our Compensation Programs

The Board of Directors and the Compensation Committee believe that compensation for our named executive officers should be tied to corporate performance, individual performance and other key factors in the success of our business. The primary objectives of our executive compensation program are as follows:

•	Management Development and Continuity. Provide competitive compensation packages that enable us to attract and retain talented executives to develop, grow and manage our business;
•	Pay-for-Performance. Align executive officer compensation with the achievement of our short- and long-term corporate strategies and business objectives and with the long-term interests of our stockholders; and
•	Long-Term Focus on Stockholder Value. Align executive compensation with stockholder value creation by delivering a portion of our executive officers’ compensation in the form of equity-based awards that vest over multiple years.

To achieve these objectives, our executive compensation program ties a portion of each named executive officer’s overall compensation to key corporate financial goals and to individual goals, either on a subjective or objective basis. We have also historically provided a portion of our executive compensation in the form of stock option and other equity awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of our common stock. In addition, we offer limited perquisites to our executive officers.

Consistent with our philosophy of pay-for-performance and a focus on stockholder value, in light of the strong performance of our company in 2017, the total compensation of Mr. Garcia in 2017 was approximately 90% higher than his total compensation in 2016, and the total compensation of our other named executive officers increased in 2017 by an average of approximately 63.5% compared to 2016.

How We Set Compensation

We have compensation programs for our named executive officers that are designed to offer compensation that is competitive with compensation offered by competitors and companies of similar size and complexity within the intermodal container and similar industries.

The Compensation Committee, in consultation with Mr. Remington, our Chairman of the Board, and Mr. Garcia, our President and Chief Executive Officer, develops recommendations for the compensation of our executive officers and submits the same to our Board of Directors for its review and approval. The Compensation Committee believes it is valuable to consider the recommendations of Messrs. Remington and Garcia with respect to these matters because, given their knowledge of our operations and the day-to-day responsibilities of our executive officers, they are in a unique position to provide the Compensation Committee with perspective into the performance of our executive officers in light of our business objectives and other factors that lead to the success of our business. While the Compensation Committee considers the recommendations of Messrs. Remington and Garcia, the Compensation Committee also considers, among other things, company and individual performance factors, peer group data and recommendations from Pearl Meyer, our independent compensation consultant. Generally, the Compensation Committee has sought to provide compensation packages to our executive officers that are fair and competitive. The compensation for Mr. Garcia, Mr. Page and Mr. Hallahan for 2017 was also set pursuant to individual employment agreements entered into with each of them. In general, the overall compensation for our named executive officers is comprised of a mix of base salary, annual incentive bonuses and long-term, equity-based compensation pursuant to our existing equity compensation plan.

The Compensation Committee did not engage Pearl Meyer in 2017 in connection with its determination of executive compensation. However, as part of the 2016 compensation process, the Compensation Committee reviewed publicly available compensation data for a select group of peer organizations along with general industry executive compensation survey data provided by Pearl Meyer. For 2016, Pearl Meyer conducted a comparative compensation analysis covering our named executive officers, including our Chief Executive Officer. In setting compensation for 2017, the Compensation Committee utilized certain inflation factors provided by Pearl Meyer.

The Compensation Committee, through the analysis provided by Pearl Meyer, historically uses peer company data to guide its review of the total compensation of our executive officers and generally reviews the compensation data for our peer companies and industry to understand market competitive compensation. The Compensation Committee focuses on ensuring that the elements of our executive compensation program are consistent with peer and industry trends. While the peer group data presented may identify a certain percentile of executive compensation, the Compensation Committee does not target compensation to any specific percentile or range with regard to any specific element of compensation or total compensation.

The peer group used in the 2016 analysis was selected from among publicly traded companies who operate in the leasing industry with comparable revenue and market value. The Compensation Committee believes these companies are broadly comparable to us, and represent our labor market for talent for key leadership positions. The selected 2016 peer group consisted of:

Air Transport Services Group, Inc.	Mobile Mini, Inc.
Aircastle LTD	Radiant Logistics, Inc.
Echo Global Logistics, Inc.	TAL
General Finance Corporation	Textainer Group Holdings, Ltd.
Marlin Business Services Corp.	Triton International Limited
McGrath Rentcorp	Willis Lease Finance Corp.

Overall, in establishing the compensation of our named executive officers, except for the annual incentive bonus for Mr. Garcia which is primarily based on achievement of specific performance objectives, the Compensation Committee bases compensation amounts primarily on a subjective assessment of the market data, company performance and the business judgment of the Compensation Committee members, the individual performance of each named executive officer, the employment agreement of each named executive officer, if any, and each named executive officer’s level of responsibility for our key objectives and potential for future responsibility and promotion.

Say-on-Pay Vote

At our annual meeting of stockholders in June 2017, we held an advisory vote to approve the compensation of our named executive officers (“Say-On-Pay”). The compensation of our named executive officers reported in our 2017 proxy statement was approved by approximately 93% of the votes cast at the 2017 Annual Meeting of Stockholders. The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation. The Compensation Committee has considered and will continue to consider the outcome of our Say-On-Pay votes when making future compensation decisions for our named executive officers.

Elements of Compensation

Our compensation program for our named executive officers consists of:

•	base salary and benefits;
•	annual incentive bonuses; and
•	long-term, equity-based compensation.

Base Salaries

The Compensation Committee reviewed named executive officer base salaries in the second quarter of 2017 to ensure that they generally were competitive with market levels and generally reflected our level of financial performance during the previous year. The Compensation Committee generally sets the base salary of each of our named executive officers at a level it believes compensates these individuals adequately for the work they are expected to perform in their respective positions, and the Compensation Committee may also consider the base salaries paid to similarly-positioned executives by peer organizations, individual performance of each of our named executive officers and overall company performance. For 2017, the Compensation Committee determined that the base salaries of our named executive officers were competitive with market levels and our peer companies. In light of our corporate performance in 2016 and 2017, the Compensation Committee and the Board approved only slight increases to base salaries for our named executive officers. The base salaries for each of our named executive officers increased during 2017, as shown in the following table:

	Annual Base Salary
Name	July 1, 2016 – June 30, 2017	July 1, 2017 – June 30, 2018		Percentage Increase/(Decrease)
Victor M. Garcia	$614,412	$638,988	(1)	4%
Timothy B. Page	$409,632	$421,921		3%
Daniel J. Hallahan	$318,902	$355,138		11	%(2)
Camille G. Cutino	$265,098	$273,051		3%
(1)	Effective January 1, 2018, Mr. Garcia’s base salary was increased to $700,000.
(2)	Mr. Hallahan received a 3% increase in his annual salary when measured in his local currency.

Annual Incentive Bonuses

The Compensation Committee believes that annual incentive bonuses awarded to our named executive officers for meeting or exceeding company performance goals and individual achievement goals provide our executive officers additional incentive to perform, increase stockholder value and ensure that we attract and retain talented named executive officers. The Compensation Committee and the Board of Directors reviews objective and subjective performance criteria when determining the annual incentive bonuses to be awarded to our named executive officers.

CEO Incentive Program

Consistent with our pay-for-performance philosophy, for 2017, the Compensation Committee set Mr. Garcia’s annual incentive bonus based on the achievement of company performance objectives, which were established by the Compensation Committee in its discretion. The Compensation Committee set a target bonus amount for Mr. Garcia in 2017 of 70% of his base salary. The following highlights the performance objectives, criteria and methodology set by the Compensation Committee for calculating Mr. Garcia’s annual incentive bonus in 2017:

Performance Objective	Target Bonus	Payout Methodology
After-Tax Income (2017 Budget - $22.9 million)	$447,292	Payout based on level of achievement of 2016 Budget:
		- Less than 70% budget attainment = 0% payout of target bonus;
		- 70% to 75% budget attainment = 25% payout of target bonus;
		- 75% to 80% budget attainment = 50% payout of target bonus; and
		- 80% to 200% budget attainment = Payout percentage of weighted target bonus in same percentage of budget attainment.

In 2017, actual after-tax income for the Company was approximately $72.1 million, an achievement of over 200% of budget, resulting in the maximum payout of $894,584 to Mr. Garcia under this performance objective. Because Mr. Garcia earned the maximum payout under the performance objective, the Compensation Committee and the Board of Directors did not award any additional discretionary bonus to Mr. Garcia in 2017.

Executive Officer Bonuses (Other than CEO)

The annual incentive bonuses to our named executive officers, other than Mr. Garcia, are paid at the discretion of the Compensation Committee and the Board of Directors. Each year, our Board of Directors allocates a general pool for all annual incentive bonuses, except for the annual incentive bonus to Mr. Garcia. From this bonus pool, our Compensation Committee determines the annual incentive bonuses to be paid to each named executive officer, except for Mr. Garcia. When setting the discretionary annual incentive bonuses for our executive officers other than Mr. Garcia, the Compensation Committee considers several factors, including the overall performance of our Company, the individual executive’s role in our performance and the individual executive’s job performance during the year. The Compensation Committee also has the authority to award discretionary cash bonuses to our executive officers in the event of extraordinary short-term efforts and achievements by our executive officers.

The Compensation Committee awarded bonuses to our named executive officers (other the Mr. Garcia) for the year ended December 31, 2017 based on its review and analysis of their positions, responsibilities and performance, as well as their anticipated responsibilities and potential contributions to growth in stockholder value. The Compensation Committee factored in the financial performance of the Company in 2017, and also analyzed the executive compensation of peer companies in making its conclusions. In light of the Company’s performance in 2017, annual incentive bonuses paid to our executive officers in 2017 (other than Mr. Garcia) were as follows:

Name	Annual Incentive Bonus	Percentage of Base Salary
Timothy B. Page	$337,537	80%
Daniel J. Hallahan	$355,138	100%
Camille G. Cutino	$150,000	55%

Equity Compensation

The Compensation Committee believes that our long-term performance is enhanced through equity awards to our named executive officers. Equity awards reward our named executive officers for maximizing stockholder value over time and align the interests of our executives with those of our stockholders. In February 2017, the Compensation Committee recommended, and the Board of Directors approved, the grant of stock options and restricted stock awards to our named executive officers as set forth under the “2017 Grants of Plan-Based Awards Table” below. The value of the stock options and restricted stock awards granted to our named executive officers in 2017 was approximately 145% higher than 2016, consistent with our pay-for-performance philosophy.

Severance and Change in Control Payments

We have entered into written agreements with Mr. Garcia, Mr. Page and Mr. Hallahan pursuant to which they are entitled to receive severance benefits in the event their employment is terminated by us other than for cause, by the executive for good reason, or as a result of death or disability. We provide these benefits to attract and retain qualified executive officers who could obtain similar positions at other companies. These potential payments are discussed further under “Potential Post-Employment or Change in Control Payments” below.

Other Benefits

Our named executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) plan, in each case on the same basis as other employees. In addition, we pay for additional life insurance policies for certain of our named executive officers. All of these other benefits are included as part of the benefits package to retain highly qualified executives. We also provide vacation and other paid holidays to all employees, including our executive officers.

2017 Summary Compensation Table

The following table provides information concerning the compensation of our named executive officers for the years ended December 31, 2017, 2016 and 2015, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Victor M. Garcia	2017	626,700	—	—	481,662	894,584	35,464	(4)	2,038,410
President and Chief Executive Officer	2016	608,389	225,000	—	196,780	—	41,633		1,071,802
	2015	596,455	101,514	—	525,690	—	38,208		1,261,867

Timothy B. Page	2017	415,776	337,537	—	157,635	—	48,994	(5)	959,942
Chief Financial Officer	2016	405,616	75,000	—	64,401	—	48,749		593,766
	2015	397,651	26,250	—	172,044	—	54,654		650,598

Daniel J. Hallahan	2017	337,020	355,138	—	201,422	—	38,813	(6)	932,393
Senior Vice President, Global Marketing	2016	344,888	60,000	—	64,401	—	39,404		508,693
	2015	376,209	31,458	—	172,044	—	42,483		622,194

Camille G. Cutino	2017	269,075	150,000	47,670	52,545	—	36,908	(7)	556,198
Vice President, Operations and Human Resources	2016	262,499	50,000	23,610	21,467	—	37,421		394,997
	2015	257,350	35,000	43,780	38,232	—	36,707		411,069
(1)	These amounts reflect the base salary earned for services during the year ended December 31, 2017. Base salary changes are effective on July 1st of each fiscal year.
(2)	These amounts reflect the aggregate grant date fair value for restricted stock awards and stock options computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For information on the method and assumptions used to calculate the compensation costs, see Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	Represents amounts earned by Mr. Garcia under our annual incentive program. See “CEO Incentive Program” for additional information on the amounts earned in 2017.
(4)	All other compensation for 2017 consists of $14,187 for health and dental insurance, $3,014 for life and disability insurance, $10,800 for 401(k) matching contributions and $7,463 for car allowance and office parking fees.
(5)	All other compensation for 2017 consists of $23,829 for health and dental insurance, $9,865 for life and disability insurance, $10,800 for 401(k) matching contributions and $4,500 in office parking fees.
(6)	All other compensation for 2017 consists of $8,503 for health and dental insurance, $15,195 for retirement plan matching contributions and $15,115 for a car allowance.
(7)	All other compensation for 2017 consists of $16,426 for health and dental insurance, $3,624 for life and disability insurance, $10,558 for 401(k) matching contributions and $6,300 in office parking fees.

2017 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards for each of our named executive officers for 2017.

Name	Award Description	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)		Target ($)	Maximum ($)
Victor M. Garcia	Stock Options	2/16/2017	—	—	—	—	55,000	15.89	481,662
	Annual Cash Incentive		—	447,291	894,584	—	—	—	—
Timothy B. Page	Stock Options	2/16/2017	—	—	—	—	18,000	15.89	157,635
Daniel J. Hallahan	Stock Options	2/16/2017	—	—	—	—	23,000	15.89	201,422
Camille G. Cutino	Stock Options	2/16/2017	—	—	—	—	6,000	15.89	52,545
	Restricted Stock	2/16/2017	—	—	—	3,000	—	—	47,670
(1)	These amounts reflect the aggregate grant date fair value for stock options and restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For information on the method and assumptions used to calculate the compensation costs, see Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

General. Base salary increases for our named executive officers became effective on July 1, 2017. The following table sets forth the percentage of each named executive officer’s total compensation that was paid in the form of base salary and cash incentive awards for 2017 based on the amount reported as Total Compensation in the Summary Compensation Table:

Name	Cash Compensation as a Percentage of Total Compensation
Victor M. Garcia	74.6%
Timothy B. Page	78.5%
Daniel J. Hallahan	74.2%
Camille G. Cutino	75.3%

Bonuses and Non-Equity Incentive Plan Compensation. Based upon the Company’s financial performance in 2017, Mr. Garcia earned the maximum payout of bonus pursuant to those objective performance metrics. As such, the amount of Mr. Garcia’s annual incentive bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table. The annual incentive bonuses for our other named executive officers is based on a subjective determination by the Compensation Committee and such amounts are reflected in the “Bonus” column of the 2017 Summary Compensation Table. See the discussion on the determination of bonuses for our named executive officers, and non-equity incentive plan compensation for Mr. Garcia, under “Annual Incentive Bonuses” on page 23 of this proxy statement.

Option Awards and Stock Awards. Twenty-five percent of the total number of shares subject to the options granted to our named executive officers in 2017 vest on February 16, 2018, and 1/48th of the total number of shares subject to the options vest monthly thereafter, provided that the holder is in continuous service with us as of each vesting date. The restricted stock awards granted to our named executive officers in 2017 vest in four equal annual installments beginning on March 1, 2018, provided that the holder is in continuous service with us as of each vesting date.

Employment Agreements

Victor M. Garcia. Mr. Garcia became our President and Chief Executive Officer in June 2011. Mr. Garcia previously served as our Senior Vice President and Chief Operating Officer from September 2010 to June 2011. On May 22, 2017, we entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Garcia, effective as of May 1, 2017. The Employment Agreement replaces the Amended and Restated Employment Agreement entered into with Mr. Garcia in April 2011. Unless Mr. Garcia’s employment is terminated before expiration, the Employment Agreement will remain in effect until May 1, 2020, subject to automatic renewal for an additional 36 months if not terminated by either party in writing at least 90 days prior to the end of the applicable term of the Employment Agreement.

The Employment Agreement provided for an initial annual base salary and target annual bonus amount, subject to annual adjustment by the Board of Directors. Pursuant to an Employment Agreement, Mr. Garcia is eligible to receive an annual bonus with a target of 70% of his then-current base salary, with 70% to 80% of the annual bonus to be based on the Company’s achievement of its budgeted after-tax profits, pre-tax profits or other operating metrics, as determined annually by the Compensation Committee, and the remaining 20% to 30% of the annual bonus to be based on a subjective evaluation of Mr. Garcia’s performance, based on certain criteria as approved by the Compensation Committee and the Board. Actual payouts of the bonus may range from 0% to 200%, as set by the Compensation Committee. In October 2017, the Board of Directors in its discretion increased Mr. Garcia’s annual base salary to $700,000 and his target annual bonus was increased to 100% of his then-current base salary. In addition, Mr. Garcia is eligible to receive equity awards from the Company, subject to the discretion of the Board of Directors, with the current expectation that Mr. Garcia’s annual grant will be determined using a target grant value of 70% of his then-current base salary. Pursuant to the Employment Agreement, any unvested equity awards granted to Mr. Garcia will automatically become fully vested and exercisable upon the occurrence of a “Change in Control” (as defined in the Employment Agreement).

Mr. Garcia is further entitled to certain benefits upon his termination by us without cause, for death, disability or by Mr. Garcia for “good reason” or in connection with a change in control as described further on page 28.

Timothy B. Page. Mr. Page became our Chief Financial Officer in May 2011. We initially entered into an employment agreement with Mr. Page effective mid-May 2011 in connection with his appointment as our Chief Financial Officer. On August 20, 2013, we entered into a new employment agreement with Mr. Page with a term extending to August 19, 2016. If written notice of termination is not provided at least 90 days in advance of August 19, 2016, the agreement will automatically renew for another three-year period. Pursuant to this employment agreement, Mr. Page’s annual base salary is eligible for annual increases at the discretion of the Board of Directors. Mr. Page is further entitled to certain benefits upon his termination by us without cause, for death, disability or by Mr. Page for “good reason” or in connection with a change in control as described further on page 29.

Daniel J. Hallahan. Mr. Hallahan has served as our Senior Vice President, Global Marketing since February 2010. On August 20, 2013, we entered into an employment agreement with Mr. Hallahan. The agreement provides that Mr. Hallahan’s employment will continue unless and until either the Company or Mr. Hallahan provides twelve months’ advance written notice of intent to terminate the agreement. Pursuant to this employment agreement, Mr. Hallahan’s annual base salary is eligible for annual increases at the discretion of the Board of Directors. Mr. Hallahan is also eligible to receive, among other things, an annual bonus subject to a discretionary determination by the Company, a car allowance and other benefits typically given to executive officers of the Company. Mr. Hallahan is further entitled to certain benefits upon his termination by us in connection with a change in control as described further on page 29.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the number and estimated value of outstanding stock options and restricted stock awards held by each of our named executive officers as of December 31, 2017.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Victor M. Garcia	6/5/2009	11,357	—		5.60	6/4/2019	—		—
	4/29/2011	12,561	—		25.16	4/28/2021	—		—
	6/12/2012	5,250	—		17.77	6/11/2022	—		—
	6/14/2013	13,800	—		26.41	6/13/2023	—		—
	6/12/2014	48,125	6,875	(1)	22.09	6/11/2024	—		—
	6/5/2015	34,375	20,625	(1)	21.89	6/4/2025	—		—
	6/3/2016	20,625	34,375	(1)	7.87	6/2/2026	—		—
	2/16/2017	—	55,000	(1)	15.89	2/15/2027	—		—
Timothy B. Page	6/12/2014	750	2,250	(1)	22.09	6/11/2024	—		—
	6/5/2015	750	6,750	(1)	21.89	6/4/2025	—		—
	6/3/2016	750	11,250	(1)	7.87	6/2/2026	—		—
	2/16/2017	—	18,000	(1)	15.89	2/15/2027	—		—
Daniel J. Hallahan	6/12/2014	230	1,375	(1)	22.09	6/11/2024	—		—
	6/12/2014	—	—		—	—	1,375	(2)	38,940
	6/5/2015	375	6,750	(1)	21.89	6/4/2025	—		—
	6/3/2016	375	11,250	(1)	7.87	6/2/2026	—		—
	2/16/2017	—	23,000	(1)	15.89	2/15/2027	—		—
Camille G. Cutino	6/12/2014	167	500	(1)	22.09	6/11/2024	—		—
	6/12/2014	—	—		—	—	500	(2)	14,160
	6/5/2015	167	1,500	(1)	21.89	6/4/2025	—		—
	6/5/2015	—	—		—	—	1,000	(2)	28,320
	6/3/2016	250	3,750	(1)	7.87	6/2/2026	—		—
	6/3/2016	—	—		—	—	2,250	(2)	63,720
	2/16/2017	—	6,000	(1)	15.89	2/15/2027	—		—
	2/16/2017	—	—		—	—	3,000	(2)	84,960
(1)	Twenty-five percent (25%) of the total number of shares subject to the option vest and become exercisable on the first anniversary of the grant date, and 1/48th of the total number of shares subject to the option vest monthly thereafter, provided that the option holder is in continuous service with us as of each vesting date.

(2)	The restricted stock awards vest in four equal annual installments beginning on the first anniversary of the vesting date (May 15 in the year of grant, or March 1 for restricted stock awards granted in 2017), provided that the holder is in continuous service with us as of each vesting date.
(3)	Market value calculated based on our closing stock price as reported on the New York Stock Exchange on December 29, 2017, the last trading day of the year ended December 31, 2017.

2017 Option Exercises and Stock Vested Table

The following table presents information regarding the vesting of stock awards for each of our named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Victor M. Garcia	252,860	$2,768,890	1,725	$34,552
Timothy B. Page	79,500	1,188,690	1,000	20,030
Daniel J. Hallahan	111,645	1,757,291	2,625	52,579
Camille G. Cutino	74,666	2,182,936	2,125	42,564

Potential Post-Employment or Change in Control Payments

Employment Agreements

Messrs. Garcia, Page and Hallahan are entitled to certain payments from us pursuant to their respective employment agreements in the event of their termination of employment or upon the occurrence of a “Change in Control.”

Victor M. Garcia. In the event Mr. Garcia’s employment is terminated for “Cause” or due to Company insolvency, Mr. Garcia is entitled only to any accrued compensation and benefits through the effective date of his termination.

In the event Mr. Garcia’s employment is terminated (i) by the Company without “Cause” (as defined in the Employment Agreement), (ii) due to his death or disability, (iii) for any reason, other than for “Cause”, death or disability, within twenty-four months following a “Change in Control” or (iv) by him for “Good Reason” (as defined in the Employment Agreement), Mr. Garcia is entitled to receive the following payments and benefits:

•	any accrued compensation and benefits through the effective date of the termination;
•	a lump sum payment equal to 150% of the sum of: (i) Mr. Garcia’s base salary for the twelve months immediately preceding the date of termination, and (ii) the average of Mr. Garcia’s cash performance bonus for the two most recent years;
•	COBRA health benefits for whichever of the following periods is shortest: (A) the longer of (i) the remaining term of Mr. Garcia’s employment agreement or (ii) eighteen months following the date of termination; or (B) until Mr. Garcia is no longer entitled to COBRA continuation coverage under the Company’s group health plans; and
•	so long as the date of termination is at least one month after the beginning of our latest fiscal year, the annual bonus for the fiscal year of termination, pro-rated based on the number of days Mr. Garcia was employed during the fiscal year.

In addition, notwithstanding the terms of our 2007 Equity Incentive Plan (the “Plan”) as described below, upon the occurrence of a “Change in Control” (as defined in the Employment Agreement”), any unvested equity awards held by Mr. Garcia will automatically become fully vested and exercisable immediately prior to the date of such Change in Control.

Mr. Garcia’s employment agreement also provides that if he becomes entitled to receive or if he receives any payments that would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the highest amount that may be paid to him without having any portion of any payment treated as an “excess parachute payment,” but only if the effect of the reduction is that he would receive a greater amount of payments, as determined on an after-tax basis. If, on an after-tax basis, the payments Mr. Garcia would receive would be greater without any reduction, then these payments will not be reduced.

Timothy B. Page. In the event Mr. Page’s employment is terminated without Cause, for death or disability, or by Mr. Page for Good Reason, or within twenty-four months of a Change in Control and in connection therewith, Mr. Page is entitled to receive a lump sum payment equal to 100% of his then-current base salary, or, in the case of termination based upon Change in Control, 200% of his then-current base salary, plus a cash bonus equal to the average of the annual cash bonus amounts paid over the preceding two years. The definitions of “Cause”, “Good Reason” and “Change of Control” under Mr. Page’s employment agreement are substantially similar to the definitions under Mr. Garcia’s employment agreement.

Daniel J. Hallahan. In the event Mr. Hallahan’s employment is terminated within twenty-four months following the occurrence of a Change in Control and in connection therewith, Mr. Hallahan is entitled to receive a lump sum payment equal to one year of his base salary, plus a cash bonus equal to the average of the annual cash bonus amounts paid over the preceding two years. The definition of “Change of Control” under Mr. Hallahan’s employment agreement is substantially similar to the definition under Mr. Garcia’s employment agreement.

Equity Compensation Plan

Under our 2007 Equity Incentive Plan (the “Plan”), all awards under the Plan (except as otherwise set forth in an employment agreement or applicable award agreement), including shares subject to stock options and restricted stock, that have not vested will become fully vested and exercisable in the event of a “change of control” or other “company transaction,” each as defined below, unless, in the event of a company transaction, the options or stock awards are assumed by the successor company. A “change of control” is generally defined as an acquisition of 50% or more of our voting power, or a change in the composition of our Board of Directors in a two-year period, without the approval of the Incumbent Board (as defined in the Plan), that results in fewer than a majority of the Incumbent Board remaining in office. A “company transaction” is generally defined as the completion of a merger or consolidation with or into another company or entity, a sale in one or more transactions with the common purpose of all of our outstanding voting securities, or a sale in one or more transactions with the common purpose of all or substantially all of our assets. The Compensation Committee may also, in the event of a change of control, allow the holder of an award to surrender the award in exchange for a cash payment, or, in the event of a company transaction, terminate awards under the plan in exchange for a cash payment, each calculated by a formula set forth in the Plan.

The following table describes the potential payments under the Plan upon a termination or change of control for our named executive officers, assuming that the triggering events occurred on December 29, 2017 (the last trading day of the year ended December 31, 2017). In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) the $28.32 closing price on December 29, 2017. In the case of restricted stock, the value of the acceleration was determined based on the value of the shares for which vesting was accelerated using the $28.32 closing price on December 29, 2017.

Name	Benefit	Upon a Change in Control ($)	Termination Without Cause ($)	Termination For Good Reason, Due to Death or Disability, or Within 24 Months Following a Change in Control ($)
Victor M. Garcia
	Severance	—	958,482	958,482
	Non-equity incentive plan bonus	—	839,688	839,688
	Stock options (unvested and accelerated)	1,562,069	—	—
	Restricted stock (unvested and accelerated)	—	—	—
	COBRA premiums	—	22,986	22,986
	Total	1,562,069	1,821,156	1,821,156

Timothy B. Page
	Severance	—	421,921	421,921
	Non-equity incentive plan bonus		206,268	206,268
	Stock options (unvested and accelerated)	511,223	—	—
	Restricted stock (unvested and accelerated)	—	—	—
	Total	511,223	628,189	628,189

Daniel J. Hallahan
	Severance	—	—	355,138
	Non-equity incentive plan bonus	—	—	207,594
	Stock options (unvested and accelerated)	567,921	—	—
	Restricted stock (unvested and accelerated)	38,940	—	—
	Total	606,861	—	562,732

Camille G. Cutino
	Stock options (unvested and accelerated)	164,028	—	—
	Restricted stock (unvested and accelerated)	191,160	—	—
	Total	355,188	—	—
(1)	With respect to Mr. Page only, upon termination for any reason (other than for cause or as a result of death or disability) within 24 months of a change in control, Mr. Page would be entitled to a severance payment of $843,842 as of December 31, 2017.

CEO PAY RATIO

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to determine and disclose the pay ratio of our Chief Executive Officer to that of our median compensated employee. As set forth below, our Chief Executive Officer to median compensated employee pay ratio is 27.2 to 1.

•	the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $74,859; and
•	the annual total compensation of our Chief Executive Officer, as reported in the 2017 Summary Compensation Table above, was $2,038,410.

We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2017 total cash compensation for all of our employees through December 31, 2017, excluding our Chief Executive Officer, who were employed by us on that date. We included all employees, whether employed on a full-time or part-time, salaried or hourly basis.

After identifying the median employee based on 2017 total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table above in this proxy statement.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our financial statements for fiscal year 2018, and recommends that the stockholders vote to ratify such appointment.

KPMG LLP has audited our financial statements since 2006. Stockholder approval of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Audit Committee will consider the results of the stockholder vote and in the event of a negative vote will reconsider its selection of KPMG LLP. Even in the event of an affirmative stockholder vote, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following table summarizes the fees billed by KPMG LLP for professional services rendered to us for fiscal years 2016 and 2017.

Services Rendered	2016	2017
Audit Fees(1)	$1,034,250	$1,030,250
Audit-Related Fees(2)	12,000	160,000
Tax Fees(3)	6,522	20,000
Total Fees	$1,052,772	$1,210,250
(1)	Audit Fees consist of fees for professional services rendered for the audit of our 2016 and 2017 consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with regulatory filings.
(2)	Audit-Related Fees consist of fees billed for assurance and related services, including comfort letters for public offerings and services associated with compliance reporting for our asset-backed securities.
(3)	Tax Fees consist of fees billed for professional services rendered in 2016 and 2017 for tax compliance relating to our domestic and foreign subsidiaries.

Pre-Approval Policy and Procedures

The Audit Committee pre-approves all audit and permissible audit-related and non-audit services provided to the Company by our independent registered public accounting firm and the associated fees for these services. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. All engagements must be separately pre-approved by the Audit Committee. All services and fees for 2016 and 2017 were pre-approved by the Audit Committee. Engagements must be separately pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee appoints, determines funding for, oversees and evaluates the independent registered public accounting firm with respect to accounting, internal controls over financial reporting and other matters, and makes other decisions with respect to audit and finance matters. The Audit Committee also pre-approves the retention of the independent registered public accounting firm and fees for all audit and permitted non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. All members of the Audit Committee are able to read and understand financial statements and have experience in finance and accounting that provides them with financial sophistication.

Duties and Responsibilities

The Audit Committee operates under a written charter approved by the Board of Directors. Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of CAI’s financial statements;
•	CAI’s compliance with legal and regulatory requirements;
•	CAI’s systems of internal control over financial reporting as established by management;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance by CAI’s independent registered public accounting firm;
•	CAI’s internal audit activities and processes;
•	risk assessment and risk management;
•	CAI’s auditing, accounting and financial reporting processes generally; and
•	compliance with CAI’s ethical standards for senior financial officers and all personnel.

In fulfilling its duties, the Audit Committee maintains free and open communication with the Board of Directors, the independent registered public accounting firm, financial management and all employees.

In connection with these responsibilities, the Audit Committee met with management to review and discuss CAI’s audited financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Public Company Accounting Oversight Board AS Section 1301, Communications with Audit Committees. The Audit Committee also received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with its independent registered public accounting firm that firm’s independence.

Fiscal 2017 Audit

Based on the reviews and discussions described above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2017.

Audit Committee Report Submitted By:

David G. Remington, Chair
Marvin Dennis
Kathryn G. Jackson
Masaaki (John) Nishibori
Gary M. Sawka

PROPOSAL NO. 3 – ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve an advisory resolution to approve the compensation of our named executive officers as reported in this proxy statement. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders until the next required vote on the frequency of such votes which we expect to occur in 2023.

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s executives, whose compensation is reported in the 2017 Summary Compensation Table above. Additional information regarding the Compensation Committee and its role is described above in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative disclosure. Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to provide competitive compensation packages that enable us to attract and retain talented executives and motivate named executive officers to achieve our short- and long-term business strategies.

The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executives reported in this proxy statement has contributed to the Company’s recent and long-term success. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2018 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of CAI International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 – APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

General

Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 89,000,000 shares of the Company’s capital stock, of which 5,000,000 shares are designated as preferred stock and 84,000,000 shares are designated as common stock.

As of March 30, 2018, there were 20,492,519 shares of common stock outstanding, and 1,600,000 outstanding shares of our 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), with 2,400,000 shares of Series A Preferred Stock reserved for future issuance. The Series A Preferred Stock generally have no voting rights except for limited voting rights upon the Company’s failure to pay dividends over a certain period of time or if the Series A Preferred Stock fails to maintain listing on a national securities exchange for 180 days. Based upon our issued and reserved shares of preferred stock, there are only have 1,000,000 shares of unreserved preferred stock authorized for future issuance under our Amended and Restated Certificate of Incorporation.

On April 5, 2018, the Board of Directors unanimously adopted and approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock from 5,000,000 to 10,000,000 (the “Share Amendment”), subject to stockholder approval. The Board of Directors has declared the proposed Share Amendment to be advisable and in the best interests of the Company and its stockholders and has directed that adoption and approval of the Share Amendment be submitted to stockholders for their consideration at the Annual Meeting.

The Board of Directors recommends that stockholders adopt and approve the proposed Share Amendment to the Amended and Restated Certificate of Incorporation. The text of the proposed Share Amendment is attached as Appendix A and incorporated in herein by reference.

Purpose and Background of the Proposed Share Amendment

The Board of believes it is in the best interest of the Company to increase the number of authorized shares of preferred stock in order to give the Company greater flexibility in considering and planning for future potential business needs. Having the additional authorized preferred shares available is important to our continued efforts to pursue our strategic goals. The additional shares of preferred stock will be available for issuance by the Board of Directors for various corporate purposes, including but not limited to, financings, potential strategic transactions, strategic partnerships, business combinations, as well as other general corporate transactions. If the authorization of an increase in the available preferred stock is postponed until the foregoing specific needs arise, the delay and expense incident to obtaining approval of the stockholders at that time could impair our ability to meet the objectives set forth above.

The increase in the Company’s authorized preferred stock will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue preferred stock without requiring future stockholder approval of such issuances, except as may be required by the Amended and Restated Certificate of Incorporation, NYSE listing rules or other applicable rules and regulations. To the extent that the additional authorized shares of preferred stock are issued in the future, they could decrease the Company’s existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to our existing stockholders.

Increasing the availability of authorized but unissued shares of preferred stock could also have an anti-takeover effect because the potential issuance of such shares could dilute certain rights of a person seeking to obtain control of the Company or to change the Company’s management. The Board of Directors will not use such shares in this manner. The Company does not have any current plans, agreements, arrangements or understanding with respect to the planned issuance of the newly authorized shares of preferred stock.

Implementing the Proposed Preferred Stock Amendment

If approved by stockholders at the Annual Meeting, the proposed Preferred Stock Amendment to the Amended and Restated Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. Although the Board of Directors intends to file the Certificate of Amendment as soon as practicable after the Annual Meeting, if, in the judgment of the Board of Directors, any circumstances exist that would make consummation of the proposed Share Amendment inadvisable, then, in accordance with Delaware law and notwithstanding approval of the Share Amendment to the Amended and Restated Certificate of Incorporation by stockholders, the Board of Directors may abandon the Share Amendment, either before or after approval and authorization by stockholders, at any time prior to the effectiveness of the filing of the Certificate of Amendment.

Vote Required and Recommendation of the Board of Directors

The approval of the Share Amendment requires the affirmative vote of at least a majority of our issued and outstanding shares of common stock entitled to vote either in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our 2007 Equity Incentive Plan as of December 31, 2017.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)(1)
Equity compensation plan approved by security holders	859,560	$16.44	1,418,480
Equity compensation plan not approved by security holders	—	—	—
Total	859,560	$16.44	1,418,480
(1)	Shares available for issuance under the Amended and Restated 2007 Equity Incentive Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the plan administrator.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows common stock ownership on March 30, 2018, except as otherwise noted, by:

•	each person known to us who beneficially owned more than 5% of our common stock;
•	each of the named executive officers named in the 2017 Summary Compensation Table above;
•	each of our current directors and director nominees; and
•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 30, 2018 through the exercise of any stock option or other right. Percentage beneficially owned below is based on 20,492,519 shares of our common stock outstanding on March 30, 2018.

Unless otherwise indicated, the address for all persons named below is c/o CAI International, Inc., Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or More:
Andrew Ogawa(1)	2,287,894	11.2%
Dimensional Fund Advisors LP(2)	1,636,646	8.0%
Wellington Management Group LLP(3)	1,522,537	7.4%
Park West Asset Management LLC(4)	1,450,542	7.1
Wellington Trust Company, N.A.(5)	1,043,744	5.1%
Named Executive Officers, Directors and Director Nominees:
Victor M. Garcia(6)	207,367	1.0%
Marvin Dennis(7)	91,880	*
Kathryn G. Jackson	1,573	*
Andrew Ogawa(1)	2,287,894	11.2%
David G. Remington(8)	39,337	*
Gary M. Sawka(9)	80,541	*
Masaaki (John) Nishibori(10)	30,541	*
John H. Williford	—	*
Timothy B. Page(11)	13,500	*
Camille G. Cutino(12)	10,866	*
Daniel J. Hallahan(13)	70,796	*
All directors and executive officers as a group (11 persons)(14)	2,834,295	13.8%
*	Less than 1%.
(1)	Mr. Ogawa beneficially owns 91,947 shares of our common stock in his own name. Mr. Ogawa also beneficially owns (i) 1,225,214 shares held by the Ogawa Family Trust dated 7/06/98, of which Mr. Ogawa is the trustee, (ii) 712,433 shares held by the Mr. Ogawa as executor of the estate of Hiromitsu Ogawa, and (iii) 258,300 shares held by the Andrew S. Ogawa GST Trust, of which Mr. Ogawa is the trustee.
(2)	Based solely on a Schedule 13G filed with the SEC on February 9, 2018. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2018. The shares are beneficially owned by Wellington Management Group LLP and its affiliates, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. The address of Wellington Management Group LLP and its affiliates is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(4)	Based solely on a Schedule 13G filed with the SEC on March 23, 2018. The address for Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2018. The address for Wellington Trust Company, N.A. is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(6)	Includes 180,467 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(7)	Includes 87,500 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(8)	Includes 38,400 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(9)	Includes 80,000 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(10)	Includes 30,000 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(11)	Represents 13,500 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(12)	Includes 3,916 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(13)	Includes 13,062 shares issuable upon exercise of options that are fully exercisable within 60 days of March 30, 2018.
(14)	Includes 446,845 shares that named executive officers and directors as a group have the right to acquire within 60 days of March 30, 2018 through the exercise of options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of copies of such reports and written representations from our executive officers and directors that no other reports were required, we believe that during the fiscal year ended December 31, 2017, all reports required under Section 16(a) were timely filed.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

There were no material related person transactions in 2017 to report in this proxy statement pursuant to SEC rules and regulations.

Policies and Procedures for Approving Transactions with Related Persons

Our Code of Business Conduct and Ethics, which applies to all our directors, officers, employees and agents, provides information concerning any related person transaction or other conflict of interest should be given to the Audit Committee Chairperson for review. Our Audit Committee reviews and approves any related person transactions. In addition, in accordance with the Audit Committee Charter, our Audit Committee, in executing the responsibilities delegated to it, reviews a summary of CAI’s transactions with its directors and officers and with firms that employ our directors, as well as any other material related person transactions, periodically, but no less frequently than annually. The Audit Committee consists entirely of disinterested, nonemployee directors. A copy of our Code of Business Conduct and Ethics is available in the “Documents & Charters” portion of the Investors section of our website at www.capps.com.

OTHER MATTERS

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Victor M. Garcia
President and Chief Executive Officer

San Francisco, California
April [•], 2018

APPENDIX A

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAI INTERNATIONAL, INC.

CAI INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	That by written consent in lieu of a meeting of the Board of Directors of CAI International, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting said amendment at a meeting of the stockholders of said corporation for consideration thereof. That thereafter, pursuant to resolutions of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on June 1, 2018, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
2.	That Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of CAI International, Inc. is hereby amended and restated in full as follows:

“Section 1. Authorization. The Corporation shall be authorized to issue 94,000,000 shares of capital stock, of which 84,000,000 shares shall be shares of Common Stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares shall be shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).”

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CAI International, Inc. has caused this certificate to be signed by this [•] day of [•], 2018.

CAI International, Inc.

By:
Name:
Title:

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Kathryn G. Jackson 02 Andrew S. Ogawa

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000375438_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

CAI INTERNATIONAL, INC.
2018 Annual Meeting of Stockholders
June 1, 2018 2:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Victor M. Garcia and Timothy B. Page, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CAI International, Inc. that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 2:00 PM, Pacific Time, on June 1, 2018, at the offices of Perkins Coie LLP, 3150 Porter Drive, Palo Alto, California 94304, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000375438_2 R1.0.1.17

Continued and to be signed on reverse side